Exhibit 10.1

First Amendment to Employment Agreement

This First Amendment to the employment agreement by and between The Warnaco Group, Inc., a Delaware corporation (together with its successors and assigns, the "Company"), and Karyn Hillman (the "Executive"), dated as of March 15, 2012 (the "Agreement") is made and entered into on the date written below. All definitions not defined herein have the meaning ascribed to such terms in the Agreement.

WHEREAS, the Company and the Executive desire to amend the Agreement to (i) add to Section 3(b) of the Agreement provisions relating to the timing of payment and potential repayment of the Executive's 2012 annual incentive award, and (ii) remove the extended exercise period provided for in clause (iv) of Section 5(d) of the Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:

1.	Section 3(b) of the Agreement is amended by replacing such provision in its entirety with the following:

(b) Annual Incentive Awards. During the Term (including fiscal year 2012 and thereafter), the Executive shall be eligible to receive an annual incentive award (provided the Executive was employed continuously during the applicable fiscal year) pursuant to the Company’s Incentive Compensation Plan, as amended (or such other annual incentive plan as may be approved by its shareholders), in effect for the applicable fiscal year (“Bonus Plan”). During the Term, the Executive’s annual incentive award for fiscal year 2012 and thereafter shall have a target of 85% of Base Salary (“Target Bonus”), with a potential maximum award as set forth in the Bonus Plan; provided that the actual bonus for fiscal year 2012 shall be pro−rated from the Commencement Date, but in all events, shall be subject to the Executive’s continued employment with the Company through the payment date. Notwithstanding the foregoing and provided the Executive is employed on the payment date, the annual incentive for fiscal year 2012 shall be no less than 50% of the Target Bonus. Any bonus shall, in all events, be based on the Executive’s achievement of annual performance and other targets approved by the committee administering the Bonus Plan. The amount and payment of any annual incentive award shall be determined in accordance with the Bonus Plan and shall be payable to the Executive when bonuses for the applicable performance period are paid to other senior executives of the Company, but in all events in the fiscal year immediately following the fiscal year for which the annual incentive award was earned; provided, however, that the annual incentive for fiscal year 2012, less applicable tax withholding, (such amount, the "Net 2012 Bonus") shall be paid on or before December 31, 2012; provided further, however, that the Net 2012 Bonus shall be promptly repaid to the Company by the Executive in the event that the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, in each case before the earlier of (i) the date on which a Change in Control occurs or (ii) the date on which annual incentives for fiscal year 2012 are paid to other senior executives of the Company. After any increase in the Executive’s target annual bonus opportunity as a percentage of Base Salary as approved by the Board (or the Compensation Committee of the Board), the term “Target Bonus” as used in this Agreement shall thereafter refer to the increased target opportunity.

2.	Clause (iv) of Section 5(d) of the Agreement is amended by replacing such clause in its entirety with the following:

(iv) immediate vesting as of the Date of Termination of all outstanding equity awards (other than Career Shares);

3.	Except as otherwise set forth herein, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment on the date set forth below.

THE WARNACO GROUP, INC.

By:     /s/ Helen McCluskey
Name:    Helen McCluskey
Title:    President & Chief Executive Officer

THE EXECUTIVE

/s/ Karyn Hillman
Karyn Hillman

Date: October 29, 2012

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